Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Danaher Corporation 2007 Stock Incentive Plan, as amended, of our report dated April 21, 2011, with respect to the consolidated financial statements of Danaher Corporation and subsidiaries and our report dated February 24, 2011, with respect to the effectiveness of internal control over financial reporting of Danaher Corporation and subsidiaries, included in Danaher Corporation’s Current Report on Form 8-K filed April 21, 2011.

/s/ Ernst & Young LLP

McLean, Virginia

June 29, 2011